APPENDIX  B



                             THE ANDERSONS, INC.
                   LONG-TERM PERFORMANCE COMPENSATION PLAN


                                  SECTION I
                                   Purpose

1.1 Purpose. The purpose of The Andersons, Inc. Long-Term Performance Compensation Plan (the "Plan") is to provide competitive Long-Term Compensation to Participants that aligns their interests with shareholder interests through share ownership and investment in the Company , and to encourage long-term growth in shareholder value through the achievement of specified financial objectives.

1.2 Rule 16b-3 Plan. With respect to persons subject to Section 16 of the Act ("Section 16 Persons"), transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors promulgated under the Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. Moreover, in the event the Plan does not include a provision required by Rule 16b-3 to be stated therein, such provision (other than one relating to eligibility requirements, or the price and amount of awards) shall be deemed automatically to be incorporated by reference into the Plan insofar as Participants who are Section 16 Persons are concerned.

1.3 Effectiveness of the Plan. The Plan will be effective upon the consummation of the Merger, subject to prior approval of the Plan by the Company's shareholders. The Plan will remain in effect until the earlier of the termination date set forth in Section 11.2 hereof or such time as it is amended or terminated by the Board of Directors of the Company in accordance with the terms of Section 11.2 hereof, except that no Incentive Stock Option may be granted under the Plan on or after ten years from the effective date of the Plan.


                                 SECTION II
                                 Definitions

Unless the context indicates otherwise, the following terms have the meanings set forth below.

2.1  "Act" means the Securities and Exchange Act of 1934, as amended.

2.2 "Award" means Options, Performance Awards, or cash granted pursuant to the Plan.

2.3  "Board" means the Board of Directors of the Company.

2.4  "Cause" means, with respect to any certain Participant:

     (a) The willful and continued failure by such Participant to substantially perform his or her duties with respect to the Company (other than any such failure resulting from his or her incapacity due to physical or mental illness), or

     (b) the willful engaging by such Participant in conduct which is demon demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this definition, no act, or failure to act shall be deemed "willful" if done or omitted to be done by the Participant in good faith and in the reasonable belief that such act or omission was in the best interest of the Company.

2.5  "Change in Control" means the occurrence of any of the following events:

     (a) any "person" or "group" (as those terms are used in Sections 13(d) and 14(d) of the Act) other than an Exempt Person becomes the "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Act) (a "Beneficial Owner"), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding voting securities;

     (b) the Company's shareholders approve a merger or consolidation of the Company with any other Person (other than a merger or consolidation which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation) or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets;

     (c) during any period of two consecutive years, individuals who were members of the Board at the beginning of such period (together with any individuals who became members of the Board after the beginning of such period whose election to the Board or whose nomination for election by the shareholders of the Company was approved by a vote of at least a majority of the directors then still in office who were either members of the Board at the beginning of such period or whose election as a member of the Board was previously so approved) for any reason cease to constitute a majority of the Board then in office; or

     (d) any other events determined by the Committee to constitute a Change in Control.

2.6  "Code" means the Internal Revenue Code of 1986, as amended.

2.7  "Committee" means the Compensation Committee of the Board.

2.8 "Common Shares" means the common shares, no par value per share, of the Company, or any other class of capital shares which the Company may authorize and issue from time to time, and as may be made subject to this Plan in the sole discretion of the Board.

2.9 "Company" means collectively The Andersons Management Corp. (whose corporate name from and after the effective date of the Merger shall be "The Andersons, Inc."), any successor entity in a merger or consolidation, and any of its Subsidiaries, which elects to participate in the Plan with the approval of the Board.

2.10 "Disability" means permanent and total disability as defined under
     Section 22(e)(3) of the Code.

2.11 "Exempt Person" shall mean (i) any Person that is a holder of Common Shares immediately after giving effect to the Merger; (ii) to the extent a Person described in (i) above is an individual, such Person's spouse, descendants (including descendants by adoption), spouses of descendants, trustee of trusts established for the benefit of such Person, spouses and/or descendants (acting in their capacity as trustees of such trusts), and executors of estates of such Person, spouses and/or descendants (acting in their capacity as executors of such estates);
     (iii) any Person of which Persons described in (i) and/or (ii) above
     (a) own more than eighty percent (80%) of the voting shares or other voting interests thereof and (b) of which Persons described in (i) and/or (ii) above own shares or other interests representing more than eighty percent (80%) of the total value of the shares or other interests of such Person; (iv) each Participant; (v) each employee benefit plan of the Company and (vi) any Person organized, appointed or established pursuant to the terms of any such benefit plan described in (v) above. For purposes of this definition, "spouses" shall include widows and widowers until first remarried and "descendants" shall include descendants by adoption.

2.12 "Fair Market Value" as of a certain date means the fair market value of the Common Shares as determined by the Committee in its sole discretion. In making such determination, the Committee may use any of the reasonable valuation methods defined in Treasury Regulation Section 1.421-7(e)(2).

2.13 "Grant Date" as used with respect to Options, means the date as of which such Options are granted by the Committee pursuant to the Plan.

2.14 "Incentive Stock Option" or "ISO" means an Option conforming to the requirements of Section 422 of the Code.

2.15 "Long-Term Compensation" means an annual compensation amount determined by the Committee for each Participant and delivered in the form of Options, Performance Awards and/or cash at the discretion of the Committee.

2.16 "Merger" means the merger of The Andersons, an Ohio limited partnership, with and into the Company.

2.17 "Nonqualified Stock Option" or "NQO" means an Option granted pursuant to the Plan other than an Incentive Stock Option.

2.18 "Non-Employee Director" means any individual who is a member of the Board and who is not a regular full time or part time employee of the Company.

2.19 "Option" means an option to purchase Common Shares granted by the Committee pursuant to the Plan, which may be designated as either an "Incentive Stock Option" or a "Nonqualified Stock Option."

2.20 "Participant" has the meaning set forth in Section V hereof.

2.21 "Performance Goals" means specific, objective financial performance measures set by the Committee with respect to an individual Participant or group of Participants.

2.22 "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, an unincorporated organization and any other entity or group.

2.23 "Plan" means The Andersons, Inc. Long-Term Performance Compensation Plan as set forth herein and as may be amended from time to time, subject to
     Section 11.1 hereof.

2.24 "Retirement" means a Participant's voluntarily leaving the employment of the Company after his or her Early Retirement Date as defined in the Company's Retirement Plan, or any predecessor plan, under which the Participant has a vested right to an accrued benefit or any other voluntary termination of a Participant's employment with the approval of the Committee.

2.25 "Subsidiary" means a subsidiary corporation as defined in Section 424(f) of the Code.

2.26 "Target Performance Award" means a portion of a Participant's Long-Term Compensation, as determined by the Committee, expressed as a specific dollar amount or as a number of Common Shares based upon the Fair Market Value of the Common Shares on the first day of the Performance Period.


                                 SECTION III
                         Administration of the Plan

3.1 The Committee. The Plan shall be administered by the Committee. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors. At all times during which the Company has a class of securities registered under
     Section 12 of the Act, the Committee shall consist of not less than three Non-Employee Directors and the Committee shall be comprised solely of Non-Employee Directors who are both "disinterested persons" under Rule 16b-3 promulgated under the Act and "outside directors" within the meaning of Code Section 162(m).

3.2 Authority of the Committee. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power (a) to determine which employees shall be granted Awards, (b) to prescribe the terms, conditions and vesting schedule, if any, of such Awards, (c) to determine the amount and form of Awards granted to Participants, (d) to interpret the Plan and the Awards, (e) to adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) to interpret, amend or revoke any such rules subject to Section 11.1 hereof.

     The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate its duties in order to provide for the day-to-day administration of the Plan. The Committee shall control the general administration of the Plan with all powers necessary to enable it to carry out its duties in that respect; provided, however, that the Committee may not delegate its authority and powers (a) with respect to
     Section 16 Persons, (b) in any way which would jeopardize the Plan's qualification under Rule 16b-3, or (c) in any way which is impermissible under Code Section 162(m) or the rules and regulations promulgated thereunder.

3.3 Decisions Binding. All determinations and decisions made by the Committee shall be final, conclusive, and binding on all Persons, and shall be given the maximum deference permitted by law.


                                 SECTION IV
                         Shares Subject to the Plan

4.1 Shares Subject to Plan. The Company shall reserve 500,000 Common Shares (the "Plan Shares") for issuance under this Plan, subject to adjustment pursuant to Section 4.2 hereof. Plan Shares may be Common Shares now or hereafter authorized yet unissued or Common Shares already authorized, issued and owned or purchased by the Company. If and to the extent that any rights with respect to Plan Shares shall not be exercised by any Participant for any reason or if such rights shall terminate as provided herein, Plan Shares that have not been allocated to such Participant under the Plan shall again become available for allocation to Participants as provided herein.

4.2 Change in Capitalization. In the event of a change in the capitalization of the Company due to a share split, share dividend, recapitalization, merger, consolidation, combination, or similar event or as the Committee shall in its sole discretion deem appropriate, the aggregate number of Plan Shares and the terms of any existing Awards shall be adjusted by the Committee to reflect such change.


                                  SECTION V
                                 Eligibility

The Committee shall, in its sole discretion, select regular full time or part time employees of the Company for participation in the Plan. Employees so selected shall be deemed "Participants" for purposes hereof. No member of the Committee shall be eligible to participate in the Plan other than as provided in Section VII.


                                 SECTION VI
                     Stock Options Granted to Employees

6.1 Grant of Options to Employees. Options may be granted to Participants, subject to the provisions of the Plan, at any time and from time to time, as determined by the Committee in its sole discretion. The Committee, in its sole discretion, shall determine the number of Options granted to each Participant; provided, however, that in any one calendar year, the Committee shall not grant to any one Participant, Options to purchase a number of Common Shares in excess of 150,000. The Committee may grant ISOs, NQOs, or a combination thereof.

6.2 Option Agreement. Each Option shall be evidenced by a written option agreement (an "Option Agreement") that shall specify the Option price, the expiration date of the Option, the number of shares to which the Option pertains, any conditions to exercise of the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Option Agreement also shall specify whether the Option is intended to be an ISO or a NQO.

6.3 Option Price. The price for each Common Share deliverable upon the exercise of an Option (the "Option Price") shall not be less than 100% of the Fair Market Value of the Company's Common Shares as of the date the Option is granted; provided, however, that with respect to ISOs, if at the time that an ISO is granted, the Participant (together with Persons whose share ownership is attributable to the Participant pursuant to Section 424(d) of the Code) owns shares possessing more than 10% of the total combined voting power of all classes of the Company's or any of its Subsidiaries' capital shares, the Option Price of the ISO shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a share on the date that the ISO is granted.

6.4 Exercise of Options. Options granted under the Plan shall be exercisable at such times, and subject to such restrictions and conditions, as the Committee shall determine in its sole discretion, except that any outstanding Options at the time of a Change in Control will be immediately exercisable without regard to any vesting restrictions attached to such Options. A Person electing to exercise an Option shall give written notice of such election to the Company in such form as the Committee may require.

6.5 Expiration of Options. Each Option shall terminate upon the first to occur of the events listed in this section.

     (a) the date for termination of such Option set forth in the Option Agreement applicable to such Option;

     (b)  the expiration of ten years from the date such Option was granted;

     (c) the expiration of one year from the date of the Optionee's Termination of Employment for a reason other than the Optionee's death, Disability or Retirement, or for Cause, it being understood that the exercise of an Incentive Stock Option at any time after ninety (90) days from the date of such Termination of Employment shall result in the loss of favorable tax treatment for the optionee with respect to such ISO under the Code;

     (d) The expiration of one year from the date of the Optionee's death, Disability or Retirement if such events occur while the Optionee is in the employ of the Company; or

     (e)  Termination of employment for Cause.

6.6 Payment. The Option Price upon exercise of any Option shall be payable to the Company in full in cash. The Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired Common Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Common Shares which are tendered must have been held by the Participant or his or her Permitted Transferees for at least six (6) months prior to their tender to satisfy the Option Price), or (b) by any other means which the Committee, in its sole discretion determines to both provide legal consideration for the Common Shares, and to be consistent with the purposes of the Plan.

     As soon as practicable after receipt of a written notification of exercise and full payment for the Common Shares purchased, the Company shall deliver to the Participant or his or her Permitted Transferees certificates (in the Participant's or such Permitted Transferee's name) representing such Common Shares.

6.7 Nontransferability of Options. Options granted under this Section VI shall not be transferable other than by will or the laws of descent and distribution and during the Participant's lifetime shall be exercisable only by the Participant or by his or her guardian or legal representative; provided, however, that a Participant may (a) in a manner specified by the Committee, designate in writing a beneficiary to exercise his or her Option after the Participant's death, provided that no such designation shall be effective unless received by the office of the Company designated for that purpose prior to the Participant's death, and (b) if the Option Agreement expressly permits, transfer an Option (other than an Incentive Stock Option) for no consideration to any (i) member of the Participant's Immediate Family, (ii) trust solely for the benefit of members of the Participant's Immediate Family or
     (iii) partnership whose only partners are members of the Participant's Immediate Family. Each transferee in a transfer or designation described in clauses (a) and (b) above is referred to with respect to a certain Participant as such Participant's "Permitted Transferee." Each Permitted Transferee shall remain subject to all of the terms and conditions applicable to such Option prior to such transfer. For purposes of this Section VI, the term, "Immediate Family" means a Participant's spouse and lineal ascendants and descendants, and adopted children.

6.8  Certain Additional Provisions for Incentive Stock Options.

     (a) The aggregate Fair Market Value (determined at the time the Option is granted) of the Common Shares with respect to which ISOs are exercisable for the first time by any Participant during any calendar year shall not exceed $100,000.

     (b) ISOs may be granted only to persons who are employees of the Company at the time of grant.

     (c) No ISO may be exercised after the expiration of ten years from the date such ISO was granted; provided, however, that if the ISO is granted to a Participant who, together with Persons whose stock ownership is attributed to the Participant pursuant to Section 424(d) of the Code, owns shares possessing more than 10% of the total combined voting power of all classes of the Company's or any of its Subsidiaries' capital shares, the ISO may not be exercised after the expiration of five years from the date that it was granted.


                                 SECTION VII
               Stock Options Granted to Non-Employee Directors

7.1  Initial Grant of Options to Non-Employee Directors; Continuing
     Eligibility.   On the later of the effective date of the Plan or the
     date on which such person first becomes a member of the Board, whether through election by the shareholders of the Company or appointment by the Board to fill a vacancy, each Non-Employee Director shall automatically be granted an NQO to purchase 1,000 Common Shares (the "Initial Grant"). In addition to the Initial Grant, each Non-Employee Director who assumes office during a calendar year with respect to which Options would otherwise be granted to such Non-Employee Director pursuant to Section 7.2 below had such Non-Employee Director been a director for the entire calendar year, such Non-Employee Director shall be granted an Option to purchase a number of Common Shares equal to that which is to be granted to Non-Employee Directors who serve for the entirety of such calendar year pursuant to Section 7.2 below, prorated to reflect the number of days such Non-Employee Director serves as a member of the Board during such calendar year. No Options shall be granted to any Non-Employee Director who is not still in office at the time of such grant.

7.2 Option Formula. In addition to the Initial Grant, an Option (an "Annual Option") will be granted each year to each Non-Employee Director in respect of each fiscal year of the Company beginning with the fiscal year ending December 31, 1996 during which such Non-Employee Director serves as a member of the Board. The number of Common Shares subject to each Annual Option shall be based on the Company's return on equity ("Return On Equity") for the fiscal year with respect to which the Annual Option is granted and shall be determined according to the following schedule:

          Return On Equity        Common Shares Subject to Annual Option
            0% to 9.99%                              0
           10% to 17.49%                            500
         17.50% to 24.99%                           750
          25% and above                            1,000

     Return On Equity shall be calculated according to the following formula:

                                  Net Income Before Taxes
          Return On Equity = ------------------------------------
                             Weighted Average Shareholders Equity

     Net Income Before Taxes is equal to income before income taxes as reported on the Company's audited consolidated income statement for the fiscal year ended December 31 of the year in respect of which Options are to be granted; and Weighted Average Shareholders Equity is equal to the sum of the Company's shareholders equity including retained earnings as of December 31 of the year in respect of which Options are to be granted plus shareholders equity including retained earnings as of December 31 of the prior year, the total then divided by two.

     Annual Options shall be granted on or about March 15 of the year following the fiscal year in respect of which such Annual Option is being granted to all eligible Non-Employee Directors still serving as members of the Board on such date.

7.3 Option Price. The price for each Common Share deliverable upon the exercise of an Option granted to a Non-Employee Director (the "Non-Employee Director Option Price") shall be 100% of the Fair Market Value of the Common Shares on the date such Option is granted.

7.4 Terms of Options. Options granted to Non-Employee Directors have a term of five years. Each Option shall be evidenced by an option agreement (a "Non-Employee Director Option Agreement") between the Company and the Non-Employee Director to whom such Option is granted.

7.5 Vesting; Exercise of Options. No Option granted to Non-Employee Directors shall be exercisable prior to the first anniversary of the grant of such Option other than as set forth below. Each such Option shall vest and become exercisable on the first anniversary of the grant of such Option so long as the Non-Employee Director to whom such Option has been granted is still a member of the Board. In the event such Non-Employee Director has resigned as a director of the Company or been removed at a special meeting of the Company's shareholders prior to the end of such Non-Employee Director's elected term of office, such unvested Options shall be cancelled and shall never become exercisable. In the event such Non-Employee Director ceases to be a member of the Board for any reason other than such Non-Employee Director's resignation or removal at a special meeting of the Company's shareholders, including by reason of such Non-Employee Director's death, Disability or failure to stand for reelection to the Board, such Option shall vest and become immediately exercisable upon such Non-Employee Director's ceasing to be a member of the Board, and shall remain exercisable only for the one year period set forth in Section 7.6(b) below.

     An Option may be exercised by giving written notice of exercise to the Company, specifying the number of Common Shares to be purchased and tendering payment to the Company of the Non-Employee Director Option Price. Payment for shares issued upon exercise of an Option may be made by tendering cash or previously acquired Common Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price or a combination thereof. Options may not be exercised with respect to a fractional number of Common Shares.

7.6 Expiration of Options. Each Option granted to a Non-Employee Director shall terminate upon the first to occur of the events listed below:

     (a)  The expiration of five years from the date the Option was granted;

     (b) If a Non-Employee Director ceases to serve as a director of the Company, the expiration of one year after the date he or she ceases to be a director.

     (c) If the Board (excluding the Non-Employee Director accused of such misconduct) determines that a Non-Employee Director has not acted in good faith or in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company; or, with respect to any criminal action or proceeding, determines a Non-Employee Director had reasonable cause to believe his or her conduct was unlawful.

7.7 Nontransferability of Options. Options granted under this Section VII shall not be transferable other than by will or the laws of descent and distribution and during the Non-Employee Director's lifetime shall be exercisable only by the Non-Employee Director or by his or her guardian or legal representative; provided, however, that a Non-Employee Director may (a) in a manner specified by the Committee, designate in writing a beneficiary to exercise his or her Option after his or her death, provided that no such designation shall be effective unless received by the office of the Company designated for that purpose prior to the Non-Employee Director's death, and (b) if the Non-Employee Director Option Agreement expressly permits, transfer an Option for no consideration to any (i) member of the Non-Employee Director's Immediate Family, (ii) trust solely for the benefit of members of the Non-Employee Director's Immediate Family or (iii) partnership whose only partners are members of
     the Non-Employee Director's Immediate Family.   Each transferee in a
     transfer or designation described in clauses (a) and (b) above is referred to with respect to a certain Non-Employee Director as such Non-Employee Director's "Permitted Transferee." Each Permitted Transferee shall remain subject to all of the terms and conditions applicable to such Option prior to such permitted transfer. For purposes of this
     Section VII, the term, "Immediate Family" means a Non-Employee Director's spouse and lineal ascendants and descendants, and adopted children.

7.8 Other Provisions. The Non-Employee Director's Option Agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Board.


                                SECTION VIII
                              Performance Award

8.1 Establishing Target Performance Awards. The Committee may, at any time and from time to time, grant awards of Common Shares, cash, or both ("Performance Awards"), to Participants on a contingency basis. The Committee shall have complete discretion in determining the size and composition of Performance Awards to be granted to a Participant or group of Participants and the appropriate period over which performance is to be measured ("Performance Period"). Prior to each Performance Period, the Committee shall determine (a) the Target Performance Award available for each Participant or group of Participants, (b) specific Performance Goals to be achieved during the Performance Period, and (c) the percentage of Performance Awards to be paid in relation to various Performance Goals achieved during the Performance Period.

8.2 Must Achieve Threshold Performance. No individual Performance Awards will be paid under the Plan with respect to any Performance Period unless the Company as a whole achieves a threshold level of performance during such Performance Period, as specified by the Committee.

8.3 Payment of Earned Performance Awards. Performance Awards earned under the Plan will be delivered to Participants in the form of Common Shares or cash at the discretion of the Committee. Where the Performance Award is expressed as a specific dollar amount, Performance Awards will be converted to Common Shares based upon the Fair Market Value of the Common Shares on the date the Performance Award is to be delivered to such Participant. All portions of Performance Awards earned will be paid to Participants within 60 days following the conclusion of the Performance Period.

8.4 Vesting of Performance Awards. Except as set forth in Section 8.6, Participants in the Plan have no vested rights to Performance Awards earned under the Plan until the end of the Performance Period. In order to be eligible to receive a Performance Award, a Participant: (i) must be actively employed by the Company as of the end of the Performance Period, (ii) must have terminated employment during the Performance Period due to death, Retirement, or Disability while an active Participant, or (iii) must have been an active Participant at the time of a Change in Control. Exceptions to the conditions set forth in clauses (i) and (ii) above may be made in the sole discretion of the Committee.

8.5 Effect of Retirement, Death, or Disability. Participants whose active employment is terminated by reason of death, Retirement, or Disability during any Performance Period will receive prorated Performance Awards earned with respect to such Performance Period proportionate to the number of days they were actively employed by the Company during any such Performance Period.

8.6 Effect of Change of Control. In the event of a Change of Control, each Participant who has theretofore been granted a Performance Award shall receive, within 60 days of such Change in Control, a prorated amount of such Participant's total Performance Award, proportionate to the number of days such Participant was actively employed by the Company during the applicable Performance Period prior to such Change in Control, provided such Participant has met his or her Performance Goal applicable to such Performance Period and the Company as a whole has met its threshold level of performance pursuant to Section 8.2 applicable to such Performance Period, each as adjusted on a pro forma basis to reflect the length of the Performance Period as shortened by such Change in Control. Nothing in this Section 8.6 shall be construed as limiting a Participant's opportunity to earn the remainder of his or her Performance Award for such Performance Period if the Company continues to maintain the Plan after such Change in Control, or to earn additional Performance Awards in the event the Company institutes a new performance plan after such Change in Control.

8.7 Effect of Position Changes. Any Participant whose Performance Goals are adjusted in connection with a reclassification or change in such Participant's employment status within the Company (i.e., a promotion or transfer) will be entitled to receive a prorated amount of his or her total Performance Award to the extent earned, based on the number of days served in such Participant's position prior to such reclassification or change.

8.8 Mid-hires or Transfers. An employee of the Company who becomes a Participant on or before June 30 of any calendar year will be eligible to participate in the Plan effective with the Performance Period beginning immediately prior to the date such employee becomes an active Participant. Such Participant's award will be prorated to reflect the number of days of active employment during the initial Performance Period. Employees hired after June 30 of any year will not be eligible to participate in the Plan until the commencement of the next Performance Period immediately following the date such employee begins employment with the Company.


                                 SECTION IX
                       No Right to Continued Employment

Participation in the Plan shall confer no rights to continued employment with the Company, nor shall it restrict the rights of the Company to terminate a Participant's employment relationship at any time for cause or without cause.


                                  SECTION X
                              Withholding Taxes

As a condition of delivery of cash or Common Shares upon exercise of an Option or payment of a Performance Award, the Company shall be entitled to require that the Participant and/or his or her Permitted Transferees (without regard to whether the Participant has transferred the Award in accordance with the Plan or otherwise) satisfy federal, state and local tax withholding requirements as follows:

     (a) Cash Remittance. Whenever Common Shares are to be issued upon the exercise of an Option or payment of Award, the Company shall have the right to require the Participant and/or his or her Permitted Transferees to remit to the Company in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, attributable to such exercise or payment, prior to the delivery of any certificate or certificates for such shares. In addition, the Company shall have the right to withhold from any cash payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state and local withholding tax requirements.

     (b) Share Withholding or Remittance. In lieu of the remittance required by Section X(a) hereof or, if greater, the Participant's estimated federal, state and local tax obligations associated with an Award hereunder, a Participant who is granted an Award may, to the extent approved by the Committee, irrevocably elect by written notice to the Company at the office of the Company designated for that purpose, to (i) have the Company withhold Common Shares from any Award hereunder or (ii) deliver other previously owned Common Shares, the Fair Market Value of which as of the date on which any such tax is determined shall be equal to the amount to be withheld, if any, rounded down to the nearest whole share attributable to such exercise, occurrence or grant; provided, however, that no election to have Common Shares withheld from any Award shall be effective with respect to an Award which was transferred by such Participant to a Permitted Transferee or otherwise.

     (c) Participants Subject to Section 16(b). Notwithstanding any other provision herein, a share withholding election in connection with the exercise of an Option may be made by a Participant who is subject to Section 16(b) of the Act subject to the following additional restrictions: (1) it may not be made within six months after the grant of such Option (except in the case of the Death or Disability of the Participant) and (2) it must be made either (a) six months or more prior to the date as of which the amount of tax to be withheld is determined (the "Tax Date"), or (b) within a ten day "window period" preceding the Tax Date beginning on the third business day following the release of the Company's quarterly or annual summary statement of sales and earnings.


                                 SECTION XI
                    Amendment or Termination of the Plan

11.1 Amendment. The Board may, from time to time but not more often than once every six months (other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974 or the rules and regulations promulgated thereunder), amend, modify or suspend the Plan, but no such amendment, modification or suspension without the approval of the shareholders shall:

     (a) increase the maximum number (determined as provided in the Plan) of Plan Shares, other than as provided in Section 4.2 hereof; or

     (b) materially increase the benefits accruing to Participants under the Plan, or materially modify the requirements as to eligibility for participation in the Plan.

The Committee shall be authorized to make minor or administrative modifications to the Plan as well as modifications to the Plan that may be dictated by requirements of federal or state laws applicable to the Company or that may be authorized or made desirable by such laws.

11.2 Termination. The Plan shall terminate on the tenth anniversary of the effective date of the Plan; provided, however, that the Plan shall be subject to termination prior to such anniversary on the date set forth in a resolution of the Board terminating the Plan. No termination of the Plan shall materially alter or impair the right of any Participant to receive Awards previously granted hereunder without such Participant's consent. In the event of a termination of the Plan, (i) each Participant who has theretofore been granted a Performance Award shall be entitled to receive, within 60 days of such termination, a prorated amount of such Participant's total Performance Award, proportionate to the number of days such Participant was actively employed by the Company during the applicable Performance Period prior to such termination, provided such Participant has met his or her Performance Goal applicable to such Performance Period and the Company as a whole has met its threshold level of performance pursuant to
     Section 8.2 applicable to such Performance Period, each as adjusted on a pro forma basis to reflect the length of such Performance Period as shortened by such termination and (ii) all Options granted hereunder shall continue to be valid and binding obligations of the Company going forward on the same terms and conditions as set forth herein and in the applicable Option Agreements.

     In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustment as it deems appropriate in the number and kind of Plan Shares, and in the exercise price of outstanding Options. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation or in which a Change in Control is to occur, all of the Company's obligations regarding Options and Performance Awards that were granted hereunder and that are outstanding on the date of such event shall, on such terms as may be approved by the Committee prior to such event, be assumed by the surviving or continuing corporation or cancelled in exchange for property (including cash) in amounts determined by the Committee.